UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2009

CAMBRIDGE HEART, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Drive, Tewksbury, Massachusetts 01876

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 654-7600

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2009, the Board of Directors of Cambridge Heart, Inc. (the “Company”) adopted a Senior Management Bonus Plan for 2009 (the “2009 Bonus Plan”), the terms of which had been previously recommended to the Board of Directors by the Compensation Committee. The 2009 Bonus Plan provides cash bonus incentives to eligible senior management team members, including Ali Haghighi-Mood, the Company’s President and Chief Executive Officer, and Vincenzo LiCausi, Vice President, Finance and Chief Financial Officer.

The objective of the 2009 Bonus Plan is to provide an effective tool to help motivate the executive’s performance in achieving the Company’s defined strategy and goals by aligning measurement and accountability with rewards. In accordance with the terms of Mr. Haghighi-Mood’s Employment Agreement with the Company, Mr. Haghighi-Mood’s total bonus potential under the 2009 Bonus Plan is 50% of his annual base pay. The total bonus potential for Mr. LiCausi under the 2009 Bonus Plan is 30% of his base pay. Rewards under the 2009 Bonus Plan to Messrs. Haghighi-Mood and LiCausi are based on performance as measured by corporate goals for the Company. A different percentage weight has been assigned to each goal with the total percentage weight of 100%.

The corporate goals for Messrs. Haghighi-Mood and LiCausi under the 2009 Bonus Plan consist of four separate goals each weighted between 8% and 60% relating to: (1) the execution of one or more strategic distribution agreements approved by the Board of Directors, (2) the completion of the development of a MTWA OEM Module and any other requirements of any strategic distribution agreements to which the Company is a party, (3) the achievement of a cash balance at December 31, 2009 in an amount determined by the Board of Directors, and (4) the completion of a capital raising transaction upon terms agreed to by the Board of Directors that results in the Company achieving a total cash balance at December 31, 2009 in an amount determined by the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMBRIDGE HEART, INC.

By:	/s/ Ali Haghighi-Mood
Ali Haghighi-Mood
Chief Executive Officer

Date: July 30, 2009